EXHIBIT 99.1
MONARCH COMMUNITY BANCORP, INC.
ANNOUNCES FIRST QUARTER EARNINGS
COLDWATER, MICHIGAN, April 19, 2006 — Monarch Community Bancorp, Inc. (Nasdaq Capital Market: MCBF), the parent company of Monarch Community Bank (“Bank”), today announced earnings of $330,000, or $0.13 per share, for the quarter ended March 31, 2006, compared to $412,000, or $0.16 per share, for the same period in 2005.
Net interest income decreased $104,000, or 4.7%, for the quarter ended March 31, 2006 compared to the same period in 2005 as a result of a $370,000 increase in interest expense offset by increases in interest income on loans, securities, federal funds sold and overnight deposits totaling $266,000. The increase in total interest expense was caused primarily by first quarter deposit growth with the Bank offering higher interest rates in response to local competition, a continuation of rising interest rates by the Federal Reserve, and the need for liquidity to fund loan growth.
Net interest income after the provision for loan losses decreased $489,000, or 18.8% for the quarter ended March 31, 2006 compared to the same period in 2005. During the first quarter of 2005, the Bank recorded a loan loss recovery of $385,000 that did not recur in 2006. The recovery was possible due to the Bank receiving payoffs on two loan relationships totaling $1.5 million for which the Bank had previously provided loan losses of $535,000. The remaining decrease is explained in the preceding paragraph.
Noninterest income decreased $28,000, or 3.6% for the quarter ended March 31, 2006. Gain on sale of loans for the quarter decreased $70,000 compared to the same period a year ago as mortgage banking activities were reduced due to lower than expected activity during the winter season. This was offset by other income for the quarter increasing $44,000 compared to the same period in 2005 caused by a net gain on sales of real estate owned of $33,000 compared to $0, and investment services income of $19,000 compared to $13,000 for the same periods.
Noninterest expense decreased $358,000, or 12.7% for the quarter ended March 31, 2006. In the first quarter of 2005, the Bank recorded a $275,000 writedown of the value of a property held in real estate. The remaining $83,000 decrease in the first quarter of 2006 as compared to 2005 is a result of a $24,000 decrease in core deposit amortization and continued cost control by management over occupancy and equipment, professional fees, and general and administrative costs.
The Company’s provision for federal income taxes decreased $77,000 for the quarter ended March 31, 2006 compared to the same period in 2005 due to a lower taxable income base. The difference is attributable to the low income housing credits available to the Bank from the investment in the limited partnership as well as fluctuation of permanent book and tax differences such as non-taxable income and non-deductible expenses. These fluctuations currently allow the Bank to reduce its normal tax provision by $5,000 per month for 2006.
At March 31, 2006, the Company’s total assets were $282.2 million, compared to $277.1 million at December 31, 2005, an increase of 1.8%. The asset growth was primarily due to net loan growth of $5.5 million, or 2.6% as the loan portfolio increased to $218.6 million from $213.1 million. Total deposits increased $10.8 million, or 6.3% to $183.5 million at March 31, 2006 from $172.7 million at December 31, 2005. This growth included a $7 million increase in certificates of deposit, a $1.8 million increase in money market accounts and a $2.0 million increase in all other deposit accounts. The Bank continues to be committed to increasing its checking and savings balances during 2006. Federal Home Loan Bank advances decreased $5.4 million due to payoffs of maturing advances.
Monarch Community Bank is headquartered in Coldwater, Michigan and operates six full service retail offices in Branch, Calhoun and Hillsdale counties, as well as a drive-thru only location in Branch County.
For additional information, visit Monarch Bancorp’s website at www.monarchcb.com.
Contact:
Donald L. Denney, CEO
(517) 278-4567 ext 278
Or
Ralph A. Micalizzi, Jr., CFO
(517) 278-4567 ext 307

Monarch Community Bancorp, Inc.
Consolidated Financial Highlights

	Unaudited
	March 31,	Dec. 31,
	2006	2005
	(In thousands,
	except per share data)
Selected Financial Condition Data:

Total assets	282,197	277,068
Loans receivable, net	218,633	213,073
Investment securities, at carrying value	13,845	14,584
Cash and cash equivalents	17,498	17,204
Deposits	183,524	172,746
Federal Home Loan Bank Advances	54,176	59,562
Equity	40,154	40,576

Book Value per share (in dollars)	$15.07	$14.97
Tangible Book Value per share (in dollars)	$10.98	$10.92

	Unaudited
	Quarter Ended
	March 31,
	2006	2005
	(In thousands,
	except per share data)
Selected Operations Data:

Total interest income	$4,032	$3,766
Total interest expense	1,916	1,546

Net interest income	2,116	2,220
Provision for loan losses	—	(385)

Net interest income after provision for loan losses	2,116	2,605
Fees and service charges	575	577
Gains on sales of loans	68	138
Other non-interest income	109	65

Total non-interest income	752	780
Total non-interest expense	2,463	2,821

Income before taxes	405	564
Income tax provision	75	152

Net income (loss)	$330	$412

Earnings per share — Basic	$0.13	$0.16
Earnings per share — Diluted	$0.13	$0.15